UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                (Amendment No.1)*
                    Under the Securities Exchange Act of 1934


                                 OMI Corporation
                         ------------------------------
                                (Name of issuer)

                          Common Stock ($.50 per share)
                    ----------------------------------------
                         (Title of class of securities)

                                    Y6476W104
            -------------------------------------------------------
                                 (CUSIP number)

                                21 June 2000
             -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MEGA TANKERS NEWBUILDING AS
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|

                                                                       (b) |x|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Norway
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    2,912,900
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      0
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      2,912,900
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,912,900
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                  |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.92%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                   OMI Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                    One Station Place
                    Stamford, CT  06902

Item 2(a).        Name of Person Filing:

                     Mega Tankers Newbuilding AS

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                      Gaasholmen
                      Farsund, Norway 4550

Item 2(c).        Citizenship:

                      Norway

Item 2(d).        Title of Class of Securities:

                      Common Stock

Item 2(e).        CUSIP Number:

                      Y6476W104

Item 3. If this statement is filed pursuant to Section 240. 13d-1(b), or Section 13d-2(b) or (c), check whether the person filing is a:

                 (a)    |_|  Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o);

                 (b)    |_|  Bank as defined  in  section 3(a)(6) of the Act(15
                             U.S.C. 78c);

                 (c)    |_|  Insurance Company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c);

                 (d)    |_|  Investment Company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);

                 (e)    |_|  An  investment  adviser in  accordance with Section
                             240. 13d-1(b)(1)(ii)(E);

                 (f)    |_|  An employee benefit plan, or endowment fund in
                             accordance with Section 240. 13d-1 (b)(1)(ii)(F);

                 (g)    |_|  A parent holding company or control person in
                             accordance with Section 240. 13d-1 (b)(1)(ii)(G);

                 (h)    |_|  A savings  association as defined in Section 3(b)of
                             the Federal Deposit Insurance Act (12 U.S.C. 1813);

                 (i)    |_|  A church plan that is excluded  from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                 (j)    |_|  Group,   in  accordance  with  Section  240.  13d-1
                             (b)(1)(ii)(J).


Item 4.  Ownership.

                  (a)      Amount beneficially owned:

                             2,912,900

                  (b)      Percent of class:

                             4.92%

                  (c)      Number of shares as to which such person has:

                           (i)     sole power to vote or to direct the vote:

                                        2,912,900

                           (ii)    shared power to vote or to direct the vote:



                           (iii) sole power to dispose or to direct the disposition of:

                                        2,912,900

                           (iv) shared power to dispose or to direct the disposition of:



Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting has ceased to be the benefical owner of more than five percent of the class of securities, check the following [x]



Item 6.  Not Applicable



Item 7.  Not Applicable


Item 8.  Not Applicable.


Item 9.  Not Applicable.


Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        MEGA TANKERS NEWBUILDING AS



                                        By:/s/Geir B. Larsen
                                           ---------------------------------
                                           Name:Geir B. Larsen
                                           Title:  Chairman